EXHIBIT  11

                              APPLE COMPUTER, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)


                               Three Months Ended   Six Months Ended

                               March 31,   April 1,  March 31,   April 1,
                                    1995       1994       1995       1994

Primary Earnings Per  Share

Earnings
  Net  income applicable       $  72,917  $  17,404  $ 261,103  $  57,422
  to common stock

Shares
  Weighted average number
  of common shares
  outstanding                    120,860    117,591    120,333    116,929

  Adjustment for dilutive
  effect of outstanding stock      1,784      1,353      1,789      1,021
  options

  Weighted average number of
  common and common equivalent
  shares used for primary
  earnings per share             122,644   118,944     122,122    117,950

  Primary   earnings   per      $   0.59  $   0.15    $   2.14   $   0.49
  common share

Fully  Diluted Earnings  Per
Share

Earnings

  Net income applicable         $ 72,917  $ 17,404    $261,103   $ 57,422
  to common stock

Shares

  Weighted average number
  of common shares               120,860   117,591     120,333    116,929
  outstanding

  Adjustment for dilutive
  effect of  outstanding
  stock options                    1,788     1,365       1,819      1,059

  Weighted average number of
  common and common equivalent
  shares used for fully diluted
  earnings per share             122,648   118,956     122,152    117,988

  Fully diluted earnings per
  common share                  $   0.59  $   0.15    $   2.14   $   0.49

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEETS AND CONDENSED CONSOLIDATED STATEMENTS OF INCOME OF APPLE COMPUTER, INC. AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS